EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-149760, 333-137748, 333-105368, 333-88684, 333-85720 and 333-32678 on Form S-8 of our report dated March 31, 2011, relating to the consolidated financial statements of RAE Systems Inc., appearing in the Annual Report on Form 10-K of RAE Systems Inc. for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
San Jose, California
March 31, 2011